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                                  EXHIBIT 2(B)


                             FIRST FAMILY BANK, FSB
              1992 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

1.       PURPOSE OF PLAN

         The purpose of the Plan is to assist the Bank in retaining the employment of valued employees by offering them a greater stake in the Bank's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Bank and would contribute to its success.

2.       DEFINITIONS

         (a)     "Bank" means First Family Bank, fsb.

         (b)     "Board" means the board of directors of the Bank.

         (c)     "Code" means the Internal Revenue Code of 1986, as amended.

         (d)     "Committee" means the committee described in Paragraph 5.

         (e) "Date of Grant" means the date on which an Option or an SAR is granted.

         (f) "Fair Market Value" means (i) on the date of the Conversion, the price at which Shares are subscribed for pursuant to the Modified Conversion, and (ii) on any other given date the mean between the closing bid and asked prices for one such Share on such date as reported on the National Association of Securities Dealers Automated Quotation System or such other generally recognized price quotation source as the Board shall elect.

         (g) "Holder" means a person to whom an SAR has been granted under the Plan, which SAR has not been exercised and has not expired or terminated.

         (h) "Incentive Stock Option" means an Option granted under the Plan, designated by the Committee at the time of such grant as an Incentive Stock Option and containing the terms specified herein for Incentive Stock Options.

         (i) "Modified Conversion" means the conversion of First Family Federal Savings and Loan Association from a federal mutual savings and loan association to a federal capital stock savings bank and the concurrent change of its name to First Family Bank, fsb.

         (j) "Non-Qualified Option" means an Option granted under the Plan, designated by the Committee at the time of such grant as a Non-Qualified Option and
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                 containing the terms specified herein for Non-Qualified
                 Options.

         (k) "Option means any stock option granted under the Plan and described in either Paragraph 3(a) or Paragraph 3(b).

         (l) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

         (m) "Plan" means the First Family Bank, fsb 1992 Stock Option and Stock Appreciation rights Plan.

         (n) "SAR" means a stock appreciation right granted under the Plan and described in Paragraph 3(c).

         (o) "Share" or "Shares" means a share or shares of Common Stock $1.00 par value of the Bank.

         (p) "Ten Percent Shareholder" means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules contained in section 425(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations, as defined respectively in sections 425(e) and (f) of the Code.

         (q) "Value" of an SAR means the excess of the Fair Market Value of a Share on the date of exercise of such SAR over the Fair Market Value of a Share on the Date of Grant of such SAR.

3.       RIGHTS TO BE GRANTED

         Rights that may be granted under the Plan are:

                 (a) Incentive Stock Options, which give the Optionee the right for a specified time period to purchase a specified number of Shares for a price not less than the Fair Market Value on the Date of Grant;

                 (b) Non-Qualified Options, which give the Optionee the right to purchase a specified number of Shares for a price not less than the Fair Market Value on the Date of Grant; and

                 (c) SARs, which give the Holder the right, without payment to the Bank, to receive the Value of such SARs, to be paid in cash or Shares or a combination of cash and Shares, the number and amount of which shall be determined pursuant to Paragraph 8(f).





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4.       STOCK SUBJECT TO PLAN

         Not more than 54,000 Shares or, if less, 10% of the Shares issued pursuant to the Modified Conversion in the aggregate may be issued pursuant to the Plan upon exercise of Options or SARs. The Shares so delivered may, at the option of the Bank, be either treasury Shares or Shares originally issued for such purpose. If an Option or an SAR covering Shares terminates or expires without having been exercised in whole or in part, other Options or SARs may be granted covering the Shares as to which the Option or SAR was not exercised.

5.       ADMINISTRATION OF PLAN

         The Plan shall be administered by a committee of the Board, which may be a standing committee of the Board and which shall be composed of not less than three directors of the Bank appointed by the Board, none of whom shall be eligible (or shall have been eligible within one year prior to the date of his or her appointment) to be granted Options or SARs under the Plan or to be selected as a participant under any other discretionary plan of the Bank or any of its affiliates entitling him or her to acquire stock, stock options or stock appreciation rights of the Bank or any of its affiliates.

6.       GRANT OF RIGHTS

         The Committee may grant Options or SARs or both to eligible employees of the Bank.

7.       ELIGIBILITY

         (a) Eligible employees to whom Options and SARs may be granted shall be officers and other key employees of the Bank, including persons who are also directors.

         (b) An Incentive Stock Option shall not be granted to a Ten Percent Shareholder except on such terms concerning the option price and period of exercise as are provided in Paragraphs 8(b) and 8(g) with respect to such a person.

8.       OPTION AND SAR AGREEMENTS AND TERMS

         All Options and SARs shall be evidenced by Option agreements or SAR agreements that shall be executed on behalf of the Bank and by the respective Optionees or Holders. The terms of each such agreement shall be determined from time to time by the Committee, consistent, however, with the following:

         (a) Time of Grant. All Incentive Stock Options and any attached SARs shall be granted within 10 years from the earlier of (i) the date of adoption of the Plan by the Board, or (ii) approval of the Plan by the shareholders of the Bank.





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         (b)     Option Price.  The option price per Share shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such Share on the Date of Grant; provided, however, that with respect to any Incentive Stock Options granted to a Ten Percent Shareholder, the option price per Share shall not be less than 110% of the Fair Market Value of such Share on the Date of Grant.

         (c) Restrictions on Transferability. No Option or SAR shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee or Holder, shall be exercisable only by him or her. Upon the death of an Optionee or Holder, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Options or SARs only in accordance with the provisions of Paragraph 8(h).

         (d) Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the Optionee and as the Committee may, in its sole discretion, approve, by surrendering Shares with an aggregate Fair Market Value equal to the aggregate option price, or by delivering such combination of shares and cash as the Committee may, in its sole discretion, approve.

         (e) Issuance of Certificate Upon Exercise of Options; Payment of Cash. Only whole shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash. Upon payment of the option price, a certificate for the number of whole Shares and a check for the Fair Market Value on the date of exercise of any fractional Share to which the Optionee is entitled shall be delivered to such Optionee by the Bank; provided, however, that in the case of the exercise of a Non-Qualified Option, the Optionee has remitted to his or her employer an amount determined by such employer, necessary to satisfy applicable federal, state, or local tax withholding requirements, or made other arrangements with his or her employer for the satisfaction of such tax withholding requirements. The Bank shall not be obligated to deliver any certificates for Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed or, if applicable, with the National Association of Securities Dealers Automated Quotation System, nor until there has been compliance with such laws or regulations as the Bank may deem applicable. The Bank shall use its best efforts to effect such listing and compliance.

         (f) Issuance of Certificates Upon Exercise of SARs; Payment of Cash. Upon exercise of an SAR, its Value shall be payable in cash, Shares, or in such combination of cash and Shares as is selected by the Holder and approved by the Committee in its sole discretion. Any Shares due upon exercise of an SAR shall be delivered to the Holder by the Bank and any payment of cash shall be made by the employer of the Holder. The employer of the Holder shall deduct from the amount





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         of any cash so payable an amount necessary to satisfy applicable federal, state, or local tax withholding requirements. If no cash is payable (or if the amount of cash payable is insufficient to satisfy applicable tax withholding requirements), no shares shall be delivered by the Bank to the Holder until the Holder remits to his or her employer an amount determined by such employer, necessary to satisfy applicable federal, state, or local tax withholding requirements or makes other arrangements for the satisfaction of such tax withholding requirements. The Bank shall not be obligated to deliver any certificates for Shares until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time are listed, or, if applicable, with the National Association of Securities Dealers Automated Quotation System, nor until there has been compliance with such laws or regulations as the Bank may deem applicable. The Bank shall use its best efforts to effect such listing and compliance.

         (g) Periods of Exercise of Options and SARs. An Option or SAR shall be exercisable in whole or in part at such time as may be determined by the Committee and stated in the Option or SAR agreement; provided, however, that unless otherwise determined by the Committee, no Incentive Stock Option or attached SAR shall be exercisable before one year or after five years from the Date of Grant in the case of an Incentive Stock Option or attached SAR granted to a Ten Percent Shareholder, or in the case of all other Incentive Stock Options and attached SARs before one year or after 10 years from the Date of Grant, except as provided below:

                          (i) In the event that an Optionee or Holder ceases to be employed by the Bank for any reason other than death, any Option or SAR held by such Optionee or Holder shall not be exercisable after the date the Optionee or Holder ceases to be employed by the Bank unless otherwise determined by the Committee and set forth in the Option or SAR agreement; provided, however, that if such cessation of employment is due to the disability (as determined by the Committee) or the retirement of the Optionee or Holder, he or she shall have the right to exercise his or her Options or SARs, subject to the limitations on the exercise of incentive stock options contained in paragraph 9, to the extent determined by the Committee in its discretion and set forth in the Option or SAR agreement, even if the date of exercise is within any time period prescribed by the Plan prior to which such Option or SAR shall be exercised; provided, however, that in no event shall an Incentive Stock Option or attached SAR be exercisable after five years from the Date of Grant in the case of a Ten Percent Shareholder or, in the case of all other Incentive Stock Options and attached SARs, after 10 years from the Date of Grant.


                          (ii) In the event that an Optionee or Holder ceases to be employed by the Bank by reason of his or her death, any Incentive Stock Option, Non-





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                 Qualified Option or SAR held at death by such Optionee or
                 Holder shall not be exercisable after 12 months from the date of death unless otherwise determined by the Committee and set forth in the Option or SAR agreement; provided, however, that in such event, the person to whom the rights of the Optionee shall have passed by will or by the laws of descent and distribution may exercise any of the descendent's Options or SARs to the extent determined by the Committee in its discretion and set forth in the Option or SAR agreement, even if the date of exercise is within any time period prescribed by the Plan prior to which such Option or SAR shall not be exercisable; provided, however, that in no event shall an Incentive Stock Option or attached SAR be exercisable after five years from the Date of Grant in the case of a Ten Percent Shareholder, or, in the case of all other Incentive Stock Options and attached SARs, after 10 years from the Date of Grant.

         (h) Date of Exercise. The date of exercise of an Option or SAR shall be the date on which written notice of exercise, addressed to the Bank at its corporate headquarters to the attention of its Secretary, is hand delivered, telecopied or mailed first class postage prepaid; provided, however, that the Bank shall not be obligated to deliver any certificates for Shares pursuant to the exercise of an Option until the Optionee shall have made payment in full of the option price for such Shares. Each such exercise shall be irrevocable when given. Each notice of exercise must (i) specify the Incentive Stock Option, Non-Qualified Option, SAR, or combination thereof, being exercised; (ii) must, in the case of the exercise of an Option, include a statement of preference (which shall not be binding on the Committee) as to the manner in which payment to the Bank shall be made (Shares or cash or a combination of Shares and cash); and (iii) must, in the case of the exercise of an SAR, include a statement of preference (which shall not be binding on the Committee) as to the manner in which payment to the Holder shall be made (Shares or cash or a combination of Shares and cash).

         (i) Multiple Grants of Incentive Stock Options, Non-Qualified Options and SARs. The grant, exercise, termination or expiration of any Incentive Stock Option, Non-Qualified Option or SAR shall have no effect upon any other Incentive Stock Option, Non-Qualified Option or SAR held by the same Optionee or Holder; provided, however, that the Committee may, in its sole discretion, provide in the Option agreement or SAR agreement that the exercise of a certain number of SARs is conditioned upon the exercise of a certain number of Options or provide that an SAR shall otherwise be attached to Options granted under the Plan. All SARs that are attached to Options shall be subject to the following terms:

                 (i) such SAR shall expire no later than the Option to which it is attached.

                 (ii) such SAR shall be for an amount no more than the excess of the Fair Market Value of the Shares subject to the attached Option on the date such SAR





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         is exercised over the option price of such option,

                 (iii) such SAR shall be subject to the same restrictions on transferability as the Option to which it is attached,

                 (iv) such SAR shall be exercisable only when the Option to which it is attached is eligible to be exercised,

                 (v) such SAR shall be exercisable only when the Fair Market Value of the Shares subject to the attached Option exceeds the option price of such Option, and

                 (vi) such SAR shall expire upon the exercise of the Option to which it is attached.

         Upon exercise of an SAR that is attached to an Option, the Option to which the SAR is attached shall expire.

9.       LIMITATION ON GRANT OF INCENTIVE STOCK OPTIONS

         The aggregate Fair Market Value (determined as of the time options are granted) of the shares for which any employee may be granted incentive stock options that first become exercisable by an Optionee in any one calendar year under the Plan and any other plan of his or her employer corporation and its parent and subsidiary corporations, as defined respectively in sections 425(e) and (f) of the Code, shall not exceed $100,000.

10.      RIGHTS AS SHAREHOLDERS

         Neither an Optionee nor a Holder shall have any right as a shareholder with respect to any Shares subject to his or her Options or SARs until the date of the issuance of a stock certificate to him or her for such Shares.

11.      CHANGES IN CAPITALIZATION

         In the event of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights or other similar corporate change, the Board shall make full anti-dilution adjustments in the aggregate number of Shares that may be covered by Options issued pursuant to the Plan, the aggregate number of SARs that may be granted, the number of Shares subject to, and the option price of, each then-outstanding Option, the number of then-outstanding SARs, and the Fair Market Value of Shares upon which the Value of such SARs is based.

12.      MERGERS, DISPOSITIONS AND CERTAIN OTHER TRANSACTIONS

         If during the term of any Option or SAR, the Bank shall be merged into or





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consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganization or a liquidation or partial liquidation of the Bank, the Bank may choose to take no action with regard to the Options or SARs outstanding or, notwithstanding any other provision of the Plan, to take any of the following courses of action:

                 (a) Subject to the limitations on the exercise of incentive stock options contained in Paragraph 9, not less than 30 days nor more than 60 dyas prior to any such transaction, all Optionees and Holders shall be notified that their Options and SARs shall expire on the 15th day after the date of such notice, in which event all Optionees and Holders shall have the right to exercise any or all of their Options and SARs prior to such new expiration date; or

                 (b) The Bank shall provide in any agreement with respect to any such merger, consolidation, combination or acquisition that the surviving, new or acquiring corporation shall grant options and stock appreciation rights to the Optionees and Holders to acquire shares, or stock appreciation rights in shares in such corporation with respect to which (i) the excess of the fair market value of the shares of such corporation immediately after the consummation of such merger, consolidation, combination or acquisition over the option price, or the value of such stock appreciation rights, shall be as nearly equal to, but not greater than, the excess of the Fair Market Value of the Shares over the option price of Options (or, in the case of the SAR, the Value of such SAR), immediately prior to the consummation of such merger, consolidation, combination or acquisition, and (ii) on a share-by-share basis, the ratio of the option price to the fair market value of the shares of the surviving, new, or acquiring corporation immediately after such merger, consolidation, combination or acquisition is no more favorable to the optionee than the ratio of the option price to the Fair Market Value of the Shares immediately before such merger, consolidation, combination or acquisition; or

                 (c) The Bank shall take such other action as the Board shall determine to be reasonable under the circumstances in order to permit Optionees and Holders to realize the value of rights granted to them under the Plan.

13.      PLAN NOT TO AFFECT EMPLOYMENT

         Neither the Plan nor any Option or SAR shall confer upon any employee of the Bank any rights to continue in the employment of the Bank.

14.      INTERPRETATION

         The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. It is intended that the Incentive Stock Options granted under the Plan shall constitute incentive stock options within the meaning





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of section 422A of the Code, that the Non-Qualified Options shall constitute property subject to federal income tax pursuant to the provisions of section 83 of the Code and that the Plan shall qualify for the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission or appropriate banking agency. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

15.      AMENDMENTS

         The Plan may be amended by the Board, but any amendment that increases the aggregate number of Shares that may be issued pursuant to the Plan upon exercise of Options or SARs (otherwise than pursuant to the Paragraph 11), that changes the class of eligible employees, or that otherwise requires the approval of the shareholders of the Bank in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission or appropriate banking agency, shall require the approval of the holders of such portion of shares of the capital stock of the Bank present and entitled to vote on such amendment as is required by applicable state law and the terms of the Bank's Charter, as then in effect, to make the amendment effective. No outstanding Option or SAR shall be affected by any such amendment without the consent of the optionee, Holder or other person then entitled to exercise such Option or SAR.

16.      SECURITIES LAWS

         The committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Exchange Act 1934, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission or appropriate banking agency.

17.      EFFECTIVE DATE AND TERM OF PLAN

         The Plan shall become effective on the date on which the Plan is adopted by the Board, and shall expire no later than 10 years from Board adoption, unless sooner terminated by the Board. The Board shall submit the Plan to the Shareholders of the Bank for their approval at the first annual or special meeting of shareholders held after the adoption of the Plan by Board. Any Option or SAR granted before the approval of the Plan by the Banks's shareholders shall be expressly conditioned upon, and shall not be exercisable until, such approval. If such shareholder approval is not received before September 1993, the Board shall have the right to terminate the Plan, in which all Options and SARs granted under the plan shall expire.

18.      GENERAL

         Each Option or SAR shall be evidenced by a written instrument containing such terms and conditions not inconsistent with the Plan as the Committee may determine. The issuance of Shares on the exercise of as Option or SAR shall be subject to all of the





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applicable requirements of the General Corporation Law of Florida and other applicable laws, including federal or state securities laws, and all shares issued under the Plan shall be subject to the terms and restrictions contained in the Charter of the Bank, as amended from time to time. Among other things, the Optionee or Holder may be required to deliver an investment representation to the Bank in connection with any exercise of such Option or SAR or to agree to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.





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                                   AMENDMENTS

         The following amendments amend section 1(i)(i) of the incentive stock option agreements for David M. Shepherd and Bradley R. Meredith (as employees) and section 1(i)(i) of the non-qualified stock option agreements for Idris D. Voldness, George A. Bavelis, Thomas J. Windram, William Wintersdorf, William M. Furnas, Catherine C. Hanson, John B. Kirkpatrick, Jr., and Braxton W. Price, M.D. (as directors):

                                 FOR EMPLOYEES

         If Employee shall cease to be employed by First Family Financial Corporation, the sole shareholder of First Family ("Holding Company"), for any reason other than death, disability (as determined by the Committee) or retirement, the date 30 days after the date of termination of employment; provided, however, should Employee cease to be employed by First Family, Holding Company or its successor within two years of a Change in Control of First Family or Holding Company, the Termination Date shall be three years after the date of such termination of employment. "Change in Control" of First Family or Holding Company means a change in control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company of Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of First Family or Holding Company,
(i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of First Family or Holding Company; or (ii) controls in any manner the election of the directors of First Family or Holding Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, e.g. bank holding company reorganization, consolidation, or merger of First Family or Holding Company where the stockholders of First Family or Holding Company immediately before the consummation of the transaction, will own at least 80% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.


                                 FOR DIRECTORS

         If Director shall cease to be a director of First Family or First Family Financial Corporation, the sole shareholder of First Family ("Holding Company"), for any reason other than death, disability (as determined by the Committee) or retirement, the date 30 days after the date of termination of director's directorship provided, however, should Director cease to be a director of First Family, Holding Company or its successor within two years of a Change in Control of First Family or Holding Company, the Termination Date shall be three years after the date of such termination of directorship. "Change in Control" of First Family or Holding Company means a change in control that would be required to






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be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of First Family or Holding Company,
(i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of First Family or Holding Company; or (ii) controls in any manner the election of the directors of First Family or Holding Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, e.g. bank holding company reorganization, consolidation, or merger of First Family or Holding Company where the stockholders of First Family or Holding Company immediately before the consummation of the transaction, will own at least 80% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.





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